Exhibit 99.1 - Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Named One Of Washington State’s Fastest
Growing Technology Companies In 2005

KENNEWICK, WASHINGTON --- October 6, 2005 --- Electronic Systems Technology, Inc. (EST) (OTCBB: ELST), has been named to Deloitte's prestigious Technology Fast 50 Program for Washington State, a ranking of the 50 fastest growing technology companies in the area by Deloitte & Touche LLP, one of the nation’s leading professional services organizations. Rankings are based on the percentage of growth in revenues over five years, from 2000–2004.

To qualify for the Technology Fast 50, companies must have had operating revenues of at least $50,000 in 2000 and $1,000,000 in 2004. They must be public or private, have it's headquarters in Washington, and be a "technology company" defined as owning proprietary technology that contributes to a significant portion of the company's operating revenues, and/or devoting a significant proportion of revenues to research and development of technology. Using other companies' technology in a unique way does not qualify.

"Sustaining high revenue growth through five years is an exceptional accomplishment. We commend Electronic Systems Technology for making the commitment to technology and delivering on the promise of market longevity," said Larry Hile a partner in Deloitte's Seattle office. "We are proud to honor Electronic Systems Technology as a Deloitte Technology Fast 50 winner."

Tom Kirchner, President, credits his staff and distributor network with the Company’s 75% percent revenue growth from 2000 to 2004 that resulted in a 38th ranking in the Fast 50 for Washington State.

About EST

Electronic Systems Technology, a publicly held Corporation since 1984, was the first company to develop the wireless modem and receive the United States and Canadian patents for this technology. EST manufactures the ESTeem product line of narrow band, licensed, spread spectrum unlicensed, and long range Ethernet unlicensed wireless radio modem products using the 802.11b, g and a protocols that are used world wide in the Industrial, Law Enforcement, and Federal markets. Contact EST Marketing for more details.

About Deloitte

The subsidiaries of the U.S. member firm are among the nation’s leading professional services firms, providing audit, tax, consulting, and financial advisory services through nearly 30,000 people in more than 80 cities. Known as employers of choice for innovative human resources programs, they are dedicated to helping their clients and their people excel. For more information, please visit Deloitte's web site at www.deloitte.com

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM